EXHIBIT 99.1

Home BancShares, Inc. Names Jack Engelkes Vice Chairman of Home BancShares and Tracy French Executive Chairman of Centennial Bank

CONWAY, Ark., Nov. 07, 2019 (GLOBE NEWSWIRE) -- Home BancShares, Inc. (NASDAQ GS: HOMB), parent company of Centennial Bank, announced today that Jack Engelkes, Director of Home BancShares, has been named as Vice-Chairman of Home BancShares and Tracy French, President and Chief Executive Officer of Centennial Bank, has also been named as Chairman of Centennial Bank. Home BancShares Chairman John Allison will serve as President and Chief Executive Officer of Home BancShares.

These positions are being filled by the retirement of Randy Sims. Over the past twenty years, Sims has served as Executive Chairman and President of Centennial Bank as well as President, Chief Executive Officer and Vice-Chairman of Home BancShares. “The past twenty-plus years have been the best of my life, from starting our first office in a mobile home to being named Forbes Best Bank in America,” said Randy Sims. “However, at sixty-five years of age, it is now time for me to concentrate and spend time with my incredible wife, my five children and 6 grandchildren and the life adventures ahead of us,” added Sims.

“I appreciate the many years of service that Randy Sims committed to this organization, and we all wish him much happiness in his retirement,” said Chairman John Allison.

On the announcement of being named Vice Chairman, Jack Engelkes said, “I have been a part of this amazing institution from inception and now welcome the opportunity to serve in another role.”

“Jack was one of our founding Directors at Centennial Bank and has been a Director of Home BancShares since 2004,” said Allison. “He serves on several committees and has poured countless hours into serving our organization. He has a great deal of knowledge of the operations of this company and cares about its success. I am very pleased to have Jack step into the role of Vice-Chairman of Home BancShares,” continued Allison. “I’m also very pleased that Tracy French will serve as Chairman of Centennial Bank, in addition to his current responsibilities with the Bank,” Allison added.

“I am pleased to accept the role of Chairman of Centennial Bank,” said Tracy French. “I’m also pleased to welcome Jack as the Vice-Chairman of Home BancShares; he is an excellent choice,” French added.

General

Home BancShares, Inc. is a bank holding company, headquartered in Conway, Arkansas. Its wholly-owned subsidiary, Centennial Bank, provides a broad range of commercial and retail banking plus related financial services to businesses, real estate developers, investors, individuals and municipalities. Centennial Bank has branch locations in Arkansas, Florida, South Alabama and New York City. The Company’s common stock is traded through the NASDAQ Global Select Market under the symbol “HOMB.”

FOR MORE INFORMATION CONTACT:

Donna Townsell
Director of Investor Relations
Home BancShares, Inc.
(501) 328-4625